Exhibit 23.4

CONSENT OF DELTA ASSOCIATES

      We hereby consent to the use of our name in the Registration Statement (Registration No. 333-101172) to be filed by First Potomac Realty Trust on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”), and the references to the report that we prepared for First Potomac Realty Trust relating to the industrial and flex property markets in the southern Mid-Atlantic area wherever appearing in the Registration Statement, including but not limited to the references to our company under the headings “Prospectus Summary,” “Business and Properties” and “Experts” in the Registration Statement.

DELTA ASSOCIATES, INC.

By: /s/ GREGORY H. LEISCH

Name: Gregory H. Leisch

Title: CEO

Dated: October 14, 2003